Exhibit d 1 c

ECLIPSE FUNDS INC.

AMENDMENT TO THE AMENDED AND
RESTATED MANAGEMENT AGREEMENT

This Amendment (the “Amendment”) to the Amended and Restated Management Agreement is made as of the 16th day of October, 2009, by and between Eclipse Funds Inc., a Maryland corporation (the “Company”), and New York Life Investment Management LLC, a Delaware limited liability company (“the “Manager”).

WHEREAS, the parties hereto have entered into an Amended and Restated Management Agreement (the “Agreement”) dated as of August 1, 2008;

WHEREAS, the parties hereby wish to amend the Agreement to reflect the name change of the All Cap Growth Fund.

NOW, THEREFORE, the parties agree as follows:

1.	effective at the close of business on October 16, 2009, Schedule A is hereby amended by deleting it in its entirety and replacing it with the Schedule attached hereto.

IN WITNESS WHEREOF, the parties have executed this Amendment to be effective as of the date first written above.

NEW YORK LIFE INVESTMENT MANAGEMENT LLC

By:	/s/ Barry A. Schub
	Name:	Barry A. Schub
	Title:	Executive Vice President

ECLIPSE FUNDS INC.

By:	/s/Stephen P. Fisher
	Name:	Stephen P. Fisher
	Title:	President
Exhibit d 1 c Amendment to Management Agreement 10-16-09

Schedule A

(Revised as of the close of business on October 16, 2009)

For all services rendered by the Manager hereunder, each Fund of the Company shall pay the Manager and the Manager agrees to accept as full compensation for all services rendered hereunder, an annual fee equal to the following:

Fund	Annual Rate

MainStay Epoch U.S. All Cap Fund (formerly MainStay All Cap Growth Fund)	0.850% up to $500 million; 0.825% $500 million to $1 billion; and 0.800% in excess of $1 billion

Cash Reserves Fund	0.450% up to $500 million; 0.400% from $500 million to $1 billion; and 0.350% in excess of $1 billion

Conservative Allocation Fund	0.000%*

Floating Rate Fund	0.600% up to $1 billion; and 0.575% in excess of $1 billion

Growth Allocation Fund	0.000%*

Growth Equity Fund	0.700% up to $500 million; and 0.675% in excess of $500 million

Income Manager Fund	0.650% up to $1 billion; and 0.625% in excess of $1 billion

Indexed Bond Fund	0.350% up to $1 billion; and 0.300% in excess of $1 billion

Intermediate Term Bond Fund	0.600% up to $500 million; and 0.575% from $500 million to $1 billion; and 0.550% in excess of $1 billion

Moderate Allocation Fund	0.000%*

Moderate Growth Allocation Fund	0.000%*

S&P 500 Index Fund	0.250% up to $1 billion; 0.225% from $1 billion to $2 billion; 0.215% from $2 billion to $3 billion; and 0.200% in excess of $3 billion

Short Term Bond Fund	0.600% up to $500 million; and 0.575% in excess of $500 million

130/30 Core Fund	1.000%

130/30 Growth Fund	1.000%

130/30 High Yield Fund	0.800%

130/30 International Fund	1.100%

Retirement 2010 Fund	0.100%

Retirement 2020 Fund	0.100%

Retirement 2030 Fund	0.100%

Retirement 2040 Fund	0.100%

Retirement 2050 Fund	0.100%

* The Manager will receive no fee from the Fund, although the parties acknowledge that the Manager or its affiliates shall receive compensation from other registered investment companies, including other series of the Company, in connection with assets of the Fund that are invested in such investment companies.